EXHIBIT 99.1

May 22, 2008	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS FIRST QUARTER RESULTS; UPDATES 2008 GUIDANCE
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported results for its 16-week first quarter ended April 19, 2008. The company also updated its earnings guidance for the year.
▪	Sales increased 10.9% to $676.7 million in the first quarter of 2008 over the first quarter of 2007. The increase was driven by higher pricing, increased volume, and positive mix shifts.

▪	Net income in the quarter increased 25.6% to $35.8 million, or $.39 per diluted share, over the prior year’s first quarter.

▪	EBITDA was $75.1 million, or 11.1% of sales, an increase of 15.4% over the same period in 2007.

▪	Branded retail sales were up 13.8% in the quarter, driven by Nature’s Own soft variety and premium breads and Nature’s Own Whitewheat breads as well as by regional white bread brands.

▪	Sales and earnings guidance for 2008 was updated, increasing expected sales to a new range of $2.220 billion to $2.271 billion and net income to a new range of $106.6 million to $113.6 million, or $1.15 per share to $1.23 per share.
George E. Deese, Flowers Foods’ Chairman, CEO, and President said, “Our results in the first quarter once again prove the strength of our brands, our team, and our operating strategies. Sales of our branded products were robust and our internal data shows unit growth of 2.6%. Increased sales to fast food restaurants partially offset lower unit sales to casual dining providers.
“Investments over the long term in bakery technology, distribution systems, and information technology have helped make Flowers Foods one of the most efficient operators in our industry. We continue to face the most dramatic cost increases the baking industry has ever experienced, but our team remains focused on executing our strategies, further improving our efficiencies, taking costs out of our business wherever possible, and maintaining the quality and value of our products. These efforts, along with pricing actions, helped offset our higher input costs in the quarter and allowed us to achieve another good quarter.”
In keeping with the company’s separate announcement today concerning several key executive appointments and operating alignment, financial information presented in this first quarter earnings release shows segment data for direct-store-delivery or DSD, which was previously reported as Bakeries Group, and warehouse delivery, which was previously reported as Specialty Group.

First Quarter Results
For the first quarter, sales increased 10.9% to $676.7 million over the $609.9 million reported for last year’s first quarter. Net income was $35.8 million, or $.39 per diluted share, an increase of 25.6% over the $28.5 million, or $.31 per diluted share, reported for the 2007 first quarter. The quarter’s sales increase of 10.9% was achieved through a favorable pricing/mix of 9.5% and volume increase of 1.4%. During the quarter, the company’s direct-store-delivery sales grew at 13.3% due to a favorable pricing/mix of 10.4% and unit volume increase of 2.9%. Sales through warehouse delivery increased 1.5%, reflecting positive pricing/mix of 2.8% partially offset by a volume decline of 1.3%.
For the quarter, gross margin as a percent of sales was 48.3% compared to 49.7% in the first quarter of 2007. The decrease in margin as a percent of sales was due to higher ingredient costs, partially offset by sales gains, better stales control, improved manufacturing efficiencies, and lower labor costs as a percent of sales.
Selling, marketing, and administrative costs as a percent of sales for the quarter were 37.2% compared to 39.0% in the prior year. The improvement as a percent of sales was due primarily to increased sales and lower employee-related and advertising costs as a percent of sales. Logistic costs as a percent of sales also decreased despite higher energy costs due to the company’s continued efforts to minimize miles traveled and to locate production closer to markets served.
Depreciation and amortization expenses for the first quarter remained relatively stable as compared to the prior quarter. Net interest income for the quarter was $1.6 million higher than the prior year first quarter due to higher interest income related to the sale of new territories to independent distributors and a decrease in interest expense due to lower average debt outstanding under the company’s credit facility. The effective tax rate for the quarter was 35.7% and the full-year tax rate is expected to be approximately 36.0%.
Operating margin for the first quarter also was strong at 8.0% as compared to 7.4% for the same period last year. EBITDA for the quarter was $75.1 million, or 11.1% of sales, an increase of 15.4% over EBITDA for the first quarter of 2007.
For the quarter, net cash provided by operating activities remained strong at $61.4 million. The company invested $23.3 million in capital improvements and paid dividends totaling $11.5 million to shareholders during the quarter. Under the share repurchase plan, the company acquired 256,248 shares of its common stock for $5.8 million, an average of $22.75 per share. Since the inception of the share repurchase plan, the company has acquired 19.4 million shares of its common stock for $286.2 million, an average of $14.76 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
Updated Guidance for Fiscal 2008
“The second quarter brings our steepest increase in commodity costs for the year and, in the short term, we will experience greater pressure due to those high costs,” Deese said. “However, we are confident in our ability to deliver strong results for the full year.” Updating guidance for fiscal 2008, he said the company now expects sales growth of 9.0% to 11.5%, excluding any future acquisitions. Therefore, sales for fiscal 2008 are expected to be $2.220 billion to $2.271 billion. Fiscal 2008 is a 53-week year and approximately 1.6% of estimated fiscal 2008 sales are expected from the 53rd week. The company expects net income will be 4.8% to 5.0% of sales, or $106.6 million to $113.6 million. With approximately 92.5 million average shares outstanding, earnings per share are expected to be $1.15 to $1.23, an increase of 12.7% to 20.6% over fiscal 2007. Previously, the company’s guidance for 2008 had been for sales $2.210 billion to $2.258 billion, net income of $99.5 million to $108.4 million, and earnings per share of $1.07 to $1.17.
Capital spending in fiscal 2008 is expected to be $95.0 million to $100.0 million, an amount that includes costs for construction of new production capacity as well as for maintaining and improving efficiencies in the company’s 36 existing bakeries.
Deese said, “To meet our goals, we must continue to manage our business well and further implement the strategies that have created competitive advantages for us in the marketplace. Our performance in the first quarter was strong in the face of cost pressures and the uncertainty of consumer behavior as energy and food costs rose. The updated guidance for this year anticipates continued sales growth in spite of possible economic downturn. Our team is focused on delivering good results that will help build shareholder value over the long term.”
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its first quarter conference call over the Internet at 8:30 a.m. (Eastern) May 22, 2008. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. Flowers operates 36 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Southwest, and Mid-Atlantic. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	04/19/08	04/21/07
Sales	$676,707	$609,947
Materials, supplies, labor and other production costs	349,971	306,952
Selling, marketing and administrative expenses	251,675	237,963
Depreciation and amortization	20,912	20,117

Income before interest, income taxes and minority interest (EBIT)	54,149	44,915
Interest income, net	3,497	1,933

Income before income taxes and minority interest (EBT)	57,646	46,848
Income tax expense	20,562	16,500

Income before minority interest	37,084	30,348
Minority interest in variable interest entity	(1,301)	(1,855)

Net income	$35,783	$28,493

Per share amounts:
Net income	$0.39	$0.31

Diluted weighted average shares outstanding	92,352	91,958

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	04/19/08	04/21/07
Sales:
Direct-Store-Delivery	$553,934	$489,012
Warehouse Delivery	122,773	120,935

	$676,707	$609,947

EBITDA:
Direct-Store-Delivery	$70,911	$61,324
Warehouse Delivery	11,419	12,099
Flowers Foods	(7,269)	(8,391)

	$75,061	$65,032

Depreciation and Amortization:
Direct-Store-Delivery	$16,338	$16,207
Warehouse Delivery	4,341	3,968
Flowers Foods	233	(58)

	$20,912	$20,117

EBIT:
Direct-Store-Delivery	$54,573	$45,117
Warehouse Delivery	7,078	8,131
Flowers Foods	(7,502)	(8,333)

	$54,149	$44,915

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

04/19/08
Assets
Cash and Cash Equivalents	$42,478
Other Current Assets	274,827
Property, Plant & Equipment, net	489,083
Distributor Notes Receivable (includes $11,294 current portion)	101,562
Other Assets	47,440
Cost in Excess of Net Tangible Assets, net	97,908

Total Assets	$1,053,298

Liabilities and Stockholders’ Equity
Current Liabilities	$231,197
Bank Debt	0
Other Debt and Capital Leases (includes $4,414 current portion)	27,521
Other Liabilities	87,653
Minority Interest in Variable Interest Entity	8,735
Common Stockholders’ Equity	698,192

Total Liabilities and Stockholders’ Equity	$1,053,298

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

For the 16 Week
Period Ended
04/19/08
Cash flows from operating activities:
Net income	$35,783
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	20,912
Minority interest in variable interest entity	1,301
Stock compensation	3,399
Changes in assets and liabilities	52

Net cash provided by operating activities	61,447

Cash flows from investing activities:
Purchase of property, plant and equipment	(23,324)
Other	(2,030)

Net cash disbursed for investing activities	(25,354)

Cash flows from financing activities:
Dividends paid	(11,534)
Stock options exercised	2,404
Income tax benefit related to stock awards	1,599
Stock repurchases	(5,829)
Increase in book overdraft	1,675
Proceeds from debt borrowings	3,500
Debt and capital lease obligation payments	(5,408)

Net cash disbursed for financing activities	(13,593)

Net increase in cash and cash equivalents	22,500
Cash and cash equivalents at beginning of period	19,978

Cash and cash equivalents at end of period	$42,478

Flowers Foods
Reconciliation of Net Income to EBITDA from Continuing Operations
(000’s omitted)

For the 16 Weeks
Ended 4/19/08
Net Income	$35,783
Minority interest in variable interest entity	1,301
Income tax expense	20,562
Interest income, net	(3,497)
Depreciation and amortization	20,912

EBITDA from Continuing Operations	$75,061